Designated Filer:  Warburg Pincus Private Equity IX, LLC
Issuer & Ticker Symbol:  Somera Communications, Inc. (SMRA)
Date of Event Requiring Statement:  August 31, 2006


                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) This Form 4 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"), Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons"). The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX.

(2) The Reporting Persons are deemed to be beneficial owners of the Issuer's Common Stock by virtue of Telmar Network Technology, Inc. ("TNT") and Telmar Acquisition Corp. ("Merger Sub"), affiliates of the Reporting Persons, having entered into and consummated an Agreement and Plan of Merger (the "Merger Agreement") by and among TNT, Merger Sub and Somera Communications, Inc. (the "Issuer"). On August 31, 2006, the Issuer held a special meeting of its shareholders for the purpose of voting upon the Merger Agreement. At the special meeting, approximately 69.5% of the issued and outstanding Shares that were entitled to vote at the special meeting approved the Merger Agreement. Immediately following the meeting, the Issuer filed a Certificate of Merger with the Secretary of State of the State of Delaware, at which time Merger Sub was merged with and into the Issuer, with the Issuer as the surviving corporation and the separate corporate existence of Merger Sub ceased (such transaction, the "Merger"). As a result of the Merger, the Reporting Persons may be deemed for the purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, to beneficially own 5,070,595 Shares, representing, for the purposes of Rule 13d-3, 100.0% of the outstanding shares of voting stock of the Issuer. The Reporting Persons, However, hereby disclaim beneficial ownership of such Shares, and this statement shall not be construed as an admission that the Reporting Persons are, for any or all purposes, the beneficial owners of the securities covered by this statement.